KPMG LLP
Suite 500
191 West Nationwide Blvd.
Columbus, OH 43215-2568
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated September 18, 2026 and December 18, 2025, with respect to the financial statements and financial highlights of Davis Research Fund and Davis Select U.S. Equity ETF, as of July 31, 2026 and October 31, 2025, respectively, incorporated herein by reference and to the references to our firm under the headings “Additional Information about the Funds”, “Experts” and “Financial Highlights” in the Proxy Statement and Prospectus filed on Form N-14.
Columbus, Ohio
September 29, 2026